Exhibit 99.1
April 27, 2010
Princeton National Bancorp, Inc. Announces
First Quarter 2010 Results
Princeton National Bancorp, Inc. (NASDAQ: PNBC), the holding company of Citizens First National Bank, announced a net loss available to common stockholders of $62,000 or $0.02 per common share, compared to net income available to common stockholders of $914,000 or $0.28 in the first quarter of 2009.
“The Company’s 2010 first quarter loss available to common stockholders reflects credit-related costs associated with the Company’s continuing efforts to further improve the risk profile of its balance sheet. During the first quarter, the net interest margin improved and core deposits remained strong; however, substantial credit costs continued to exert pressure on the bottom-line. Despite the improvement over our fourth quarter of 2009, we remain unsatisfied with our financial performance and will continue to focus on improving the profitability of the Company,” said Thomas D. Ogaard, President and Chief Executive Officer.
“At the forefront of improving the Company’s profitability, the net interest margin improved to 3.90% for the first quarter from 3.40% for the same period in 2009, driven by an improvement of 81 basis points in the cost of funds or a reduction in interest expense of $1.950 million; the net interest margin is expected to continue to rise throughout 2010,” stated Ogaard.
“In addition to focusing on improving our financial performance, we will continue to strive to eliminate risk from our balance sheet, implement best risk management practices and provide excellent customer service,” Ogaard concluded.
Total assets ended the quarter at $1.200 billion, a decrease of 4.8% from $1.261 billion at December 31, 2009. Princeton National Bancorp, Inc. made a decision to restructure its balance sheet, resulting in a $41.2 million decrease in total loans as of March 31, 2010 in comparison to December 31, 2009 (primarily due to an increase in the number of loan participations, along with seasonal agricultural paydowns).
The non-performing loans of $67.3 million show an increase from $58.6 million at year-end. At the end of the first quarter, specific loss provisions established for individual credits totaled $6.3 million. The Subsidiary Bank staff will continue to work with borrowers to resolve problem loan situations and to work through the challenging remediation cycle for real estate and construction-related credits. Recognizing this, and reflective of current economic conditions, we have increased our level of loan loss provisioning, bringing our level of reserves to 1.94% of total loans, an increase from .76% one year ago. The loan loss provision taken in the first quarter totaled $3,925,000 versus $6,000,000 and $1,170,000 in the fourth and first quarters of 2009, respectively.

In the fourth quarter of 2009, the subsidiary bank made a decision to reduce its deposit concentration in specific sectors and, as a result, total deposits decreased $44.0 million during the first quarter of 2010.
In the first quarter of 2010, the Company saw the retirement of Tony J. Sorcic as President & CEO, the promotion of Thomas D. Ogaard as President & CEO, and promotion of Todd D. Fanning as Executive Vice President & COO/CFO, and the appointment of Todd D. Fanning to the Board of Directors. In addition, in March of 2010, Daryl Becker and Donald E. Grubb announced their retirement from the Board of Directors of the Company and Subsidiary Bank in April 2010. They have been strong members of the Boards of Directors and their input has been invaluable.
The price of PNBC stock closed at $8.69 on March 31, 2010, compared to $10.81 on December 31, 2009.
For detailed financial information, please refer to the attached March 31, 2010 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers stockholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan, which allows for optional cash contributions to purchase stock. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-872-6131.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.200 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	March 31,
	2010	December 31,
	(unaudited)	2009

ASSETS

Cash and due from banks	$12,797	$15,546
Interest-bearing deposits with financial institutions	81,387	55,527

Total cash and cash equivalents	94,184	71,073

Loans held for sale, at lower of cost or market	932	3,296

Investment securities available-for-sale, at fair value	250,459	288,474
Investment securities held-to-maturity, at amortized cost	13,947	12,793

Total investment securities	264,406	301,267

Loans, net of unearned interest	756,836	798,074
Allowance for loan losses	(14,682)	(12,075)

Net loans	742,154	785,999

Premises and equipment, net	27,888	28,269
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,230	4,230
Bank-owned life insurance	22,781	22,540
Interest receivable	7,355	9,267
Intangible assets, net of accumulated amortization	3,143	3,347
Other real estate owned	20,145	17,658
Other assets	10,902	11,430

TOTAL ASSETS	$1,200,474	$1,260,730

LIABILITIES

Demand deposits	$121,863	$136,026
Interest-bearing demand deposits	377,453	374,624
Savings deposits	72,984	68,292
Time deposits	459,154	496,597

Total deposits	1,031,454	1,075,539

Customer repurchase agreements	39,082	47,327
Advances from the Federal Home Loan Bank	22,500	31,500
Interest-bearing demand notes issued to the U.S. Treasury	1,514	1,021
Trust Preferred securities	25,000	25,000

Total borrowings	88,096	104,848

Other liabilities	4,989	5,683

Total liabilities	1,124,539	1,186,070

STOCKHOLDERS’ EQUITY

Preferred stock	24,958	24,958
Common stock	22,391	22,391
Common stock warrants	150	150
Additional paid-in capital	18,419	18,423
Retained earnings	29,796	29,851
Accumulated other comprehensive income (loss), net of tax	4,093	2,816
Less: Treasury stock	(23,872)	(23,929)

Total stockholders’ equity	75,935	74,660

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,200,474	$1,260,730

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.25%	7.84%
Tier 1 leverage capital ratio	7.53%	7.48%
Tier 1 risk-based capital ratio	10.70%	10.25%
Total risk-based capital ratio	11.96%	11.50%
Common book value per share	$15.40	$15.03
Closing market price per share	$8.69	$10.81
End of period shares outstanding	3,309,710	3,306,369
End of period treasury shares outstanding	1,168,585	1,171,926

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	March 31, 2010	March 31, 2009
	(unaudited)	(unaudited)

INTEREST INCOME

Interest and fees on loans	$10,585	$11,059
Interest and dividends on investment securities	2,843	2,931
Interest on interest-bearing time deposits in other banks	32	16

Total Interest Income	13,460	14,006

INTEREST EXPENSE

Interest on deposits	3,372	5,147
Interest on borrowings	605	780

Total Interest Expense	3,977	5,927

Net interest income	9,483	8,079
Provision for loan losses	3,925	1,170

Net interest income after provision	5,558	6,909

NON-INTEREST INCOME
Trust & farm management fees	264	314
Service charges on deposit accounts	891	976
Other service charges	495	446
Gain on sales of securities available-for-sale	642	187
Brokerage fee income	189	198
Mortgage banking income	460	1
Bank-owned life insurance	229	243
Other operating income	22	430

Total Non-Interest Income	3,192	2,795

NON-INTEREST EXPENSE
Salaries and employee benefits	4,412	4,471
Occupancy	700	709
Equipment expense	767	773
Federal insurance assessments	698	697
Intangible assets amortization	204	208
Data processing	312	316
Advertising	176	197
ORE Expenses, net	735	113
Other operating expense	1,282	1,168

Total Non-Interest Expense	9,286	8,652

Income before income taxes	(536)	1,052
Income tax expense	(795)	(104)

Net income	259	1,156

Preferred stock dividends	314	237
Accretion of preferred stock discount	7	5

Net income available to common stockholders	($62)	$914

Net income (loss) per share:
BASIC	($0.02)	$0.28
DILUTED	($0.02)	$0.28

Basic weighted average shares outstanding	3,306,762	3,298,064
Diluted weighted average shares outstanding	3,306,762	3,298,725

PERFORMANCE RATIOS (annualized)

Return on average assets	0.09%	0.40%
Return on average equity	1.38%	5.14%
Net interest margin (tax-equivalent)	3.90%	3.40%
Efficiency ratio (tax-equivalent)	69.26%	75.29%

ASSET QUALITY

Net loan charge-offs	$1,366	$371
Total non-performing loans	$67,291	$33,278
Non-performing loans as a % of total loans	9.08%	4.30%